Exhibit 99.2

Occidental Petroleum Corporation

DR. RAY R. IRANI

Chairman and Chief Executive Officer

– Conference Call –

Third Quarter 2009 Earnings Announcement

October 22, 2009

Los Angeles, California

Thank you, Chris, and good morning ladies and gentlemen. Thank you for joining us today.

This morning I will give you brief highlights of a few of the positive developments at Oxy during the last quarter. Steve Chazen will provide financial highlights and details shortly.

Our worldwide oil and gas production for the 2009 third quarter was nearly 7-percent higher than the third quarter last year. A significant portion of the domestic increase is from our new discovery in Kern County, California, which we announced last quarter. In the new discovery area, we currently have gross production of approximately 26,000 BOE per day, which is 8,700 BOE per day more than we reported to you last quarter. We continue to be excited about Oxy’s growth potential in California.

In the third quarter we also achieved production growth in the Middle East region, mainly from our operations in Oman and the Dolphin Project. We continue to see opportunity in the Middle East, and it is a region in which we expect further growth.

In the next few weeks, we will launch a joint operating company to manage the development and production of the Bahrain Field. As you know, with Bahrain’s national oil company and Mubadala of Abu Dhabi, we are teaming to dramatically increase the field’s oil production from 30,000 to over 100,000 barrels per day. Gas production is also expected to increase 50 percent to 2.5 BCF during the term of the contract. Oxy’s net proved reserve additions over the life of the project are estimated to be 450 million BOE.

And, as announced last week, Oxy is part of an Eni-led consortium that has been awarded the license for development of the giant Zubair oil field in Iraq. Iraq holds the world’s second-largest reserves of oil with about 115 billion barrels – second only to Saudi Arabia. Iraqi officials have said that they plan to increase the country’s oil production from the current level of approximately 2.2 million barrels a day to as much as 12 million BOPD. We are now one of the few companies on the ground floor of this world-class opportunity.

The Zubair field has significant proved reserves estimated at more than 4.2 billion barrels and current production of 195,000 barrels of oil per day.

Development of Zubair will be a multi-year, multi-phased project with production expected to reach a plateau of more than a million barrels per day in the next six years. We expect Oxy’s net share of peak production from the field to be approximately 90,000 barrels per day.

Zubair will give us the opportunity to learn – evaluating each phase of the project — and give us the insight to effectively evaluate future developments in Iraq.

We hope to expand our position and continue our involvement in Iraq while meeting our standards for security and rate of return.

I’ll now turn the call over to Steve Chazen to give you our third quarter and year-to-date financial results in greater detail.

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Occidental Petroleum Corporation

STEPHEN CHAZEN

President and Chief Financial Officer

– Conference Call –

Third Quarter 2009 Earnings Announcement

October 22, 2009

Los Angeles, California

Thank you Ray.

Net income was $927 million in the third quarter of 2009, compared to $2.3 billion in the third quarter of 2008.

Here’s the segment breakdown for the third quarter.

Oil and gas third quarter 2009 segment earnings were $1.5 billion, compared to $3.6 billion for the third quarter of 2008.

•                  The $2.1 billion decrease in the third quarter of 2009 earnings was due to lower crude oil and natural gas prices, partially offset by higher sales volumes and lower operating expenses.  Occidental’s average realized crude oil price in the 2009 third quarter was $62.79 per barrel, a decrease of 40 percent from the $104.15 per barrel in the comparable period of 2008.  Oxy’s domestic average realized gas price for the quarter was $3.04 per mcf, compared with $9.35 per mcf for the third quarter of 2008.

•                  Worldwide oil and gas sales volumes for the third quarter of 2009 were 628,000 barrels of oil equivalent per day, an increase of nearly seven percent, compared with 588,000 BOE per day in the third quarter of last year.  The increase includes 22,000 BOE per day from domestic operations, 16,000 BOE per day from Oman and 10,000 BOE per day from Dolphin, partially offset by 8,000 BOE per day lower volumes from Argentina.

•                  The domestic volume increases occurred in California and the Permian.  The California production increase was largely a result of new wells from the Kern County discovery we announced last quarter.

•                  The Middle East included higher production in Oman and higher production sharing volumes compared to last year’s third quarter.

•                  The Argentina decrease includes 9,000 BOE per day loss from a strike in Santa Cruz in the third quarter of 2009.

•                  Third quarter of 2009 worldwide oil and gas sales volumes decreased three percent or 21,000 BOE per day from the second quarter 2009 sales volumes of 649,000 BOE per day.

•                  Dolphin volumes were lower by 10,000 BOE per day resulting mainly from higher catch-up cost-recovery volumes in the second quarter.

•                  Argentina volumes decreased by 7,000 BOE per day due in large part to the Santa Cruz strike.

•                  Qatar and Libya volumes declined by 8,000 BOE per day due to the timing of liftings.

•                  Midcontinent/Rockies volumes were lower by 4,000 BOE per day which reflects the natural decline in gas production.

•                  California volumes increased by 8,000 BOE per day, largely the result of new wells from the Kern County discovery.

•                  Exploration expense was $56 million in the quarter, in line with our guidance of $50 million.

Oil and gas cash production costs, excluding production and property taxes, were $10.27 a barrel for the first nine months of 2009, a 15 percent decline from last year’s twelve-month costs of $12.13 a barrel.  In the third quarter of 2009, Oil & Gas cash production costs were $10.15 per BOE, essentially flat with the second quarter of 2009 run rate.

Taxes – other than on income were $1.75 per barrel for the first nine months of 2009 compared to $2.62 per barrel for all of 2008.  These costs, which are sensitive to product prices, reflect lower crude oil and gas prices in the first nine months of 2009.  In the third quarter of 2009 these taxes decreased to $1.73 per BOE, compared to the second quarter of 2009 rate of $1.82 per BOE, due to reductions in 2009 – 2010 property taxes.

Chemical segment earnings for the third quarter of 2009 were $72 million, compared to $219 million in last year’s third quarter.  The third quarter 2009 results reflect the continued weakness in the U.S. housing, automotive and durable goods sectors resulting in lower margins for caustic soda and polyvinyl chloride and lower volumes for chlorine, caustic soda, potassium hydroxide and polyvinyl chloride.

Midstream segment earnings for the third quarter of 2009 were $77 million, compared to $66 million in the third quarter of 2008.  The increase in earnings was due to higher margins in the marketing business, partially offset by lower NGL realized prices in the gas processing business.

The worldwide effective tax rate was 37 percent for the third quarter of 2009, compared with our guidance of 40 to 42 percent.  The decrease in rate reflects tax benefits resulting from the relinquishment of international exploration contracts and a higher proportion of expected total year domestic source pre-tax income.  Occidental generally records no tax benefit on foreign expensed exploration until the project is relinquished.

Let me now turn to Occidental’s performance during the first nine months.

Net income was $2.0 billion for the first nine months of 2009, compared with $6.4 billion for the first nine months of 2008.

Capital spending for the third quarter of 2009 was $746 million and $2.6 billion for the first nine months.  We currently anticipate total year 2009 capital spending to be $3.7 billion.  The $100 million increase from our last estimate is allocated to domestic Oil & Gas operations.  Portions of the increase will be used to complete 130 previously drilled wells in the Piceance Basin.  This work will be completed by the end of the first quarter of 2010 and is expected to add about 40 MMCF per day to our production.

Cash flow from operations for the nine months of 2009 was $3.8 billion.  We used $2.6 billion of the company’s cash flow to fund capital expenditures and $0.6 billion on acquisitions and foreign bonuses.  These items amounted to $3.2 billion of cash use.  We also used $794 million to pay dividends and in the third quarter we used $691 million to retire senior debt maturities, which was funded from the second quarter issuance of $750 million senior notes due in 2016.  These and other net cash outflows decreased our $1.8 billion cash balance at the end of last year by $200 million to $1.6 billion at September 30.  Third quarter free cash flow after capital spending, dividends and taxes but before financing and acquisition activity was about $700 million.

As a result of the reduction in debt in the third quarter, our debt to capitalization ratio came down to 9 percent, which is the same level we reported last year-end.

The weighted average basic shares outstanding for the nine months were 811.1 million and the weighted average diluted shares outstanding were 813.9 million.

As we look ahead in the current quarter:

•                  We expect oil and gas sales volumes to increase to about 650,000 to 660,000 BOE/day at about current oil prices.  The fourth quarter production is expected to reflect increases from California, Argentina and the Middle East / North Africa.

With regard to prices -

•                  At current market prices, a $1.00 per barrel change in oil prices impacts oil and gas quarterly earnings before income taxes by about $39 million.  The average third quarter WTI oil price was $68.30 per barrel and NYMEX gas price was $3.60 per MCF.

•                  A swing of 50-cents per million BTUs in domestic gas prices has a $23 million impact on quarterly earnings before income taxes.  The current NYMEX gas price is around $4.80 per MCF.

Additionally -

•                  We expect exploration expense to be about $100 million for seismic and drilling for our exploration programs.

•                  For the chemical segment, we expect continued weakness in the U.S. housing, automotive and durable goods sectors in the fourth quarter.  The fourth quarter is the weakest quarter for this business. Chemical earnings for the fourth quarter are expected to be between $20 to $40 million as opposed to the break-even level we had estimated last quarter.  We expect increases in chlorine, caustic soda and polyvinyl chloride prices.  These increases are not expected to offset the higher feedstock and energy costs.

•                  We expect our combined worldwide tax rate in the fourth quarter of 2009 to be in the range of 40 to 42 percent depending on the split between domestic and foreign sourced income.  Our third quarter U.S. and foreign tax rates are included in the “Investor Relations Supplemental Schedule.”

•                  Acquisition Activity – Last month we announced the acquisition of Phibro from Citigroup for a price that approximates the liquidation value of its assets.  As of the most recent information, the vast majority of Phibro’s assets consist of cash and marketable securities.  The exact amount of the purchase price will be determined at closing which is expected this quarter.  We expect that our investment in Phibro will average about $250 million depending upon their cash needs from time to time.  They will operate as a stand alone entity while our current trading operations will continue selling our physical production. Our policies on hedging and risk management of our physical production remains unchanged.  Phibro has an extensive system of risk controls which will be overseen by Occidental employees.  The quality of Phibro’s risk controls and management can be seen by their lack of any losing years since 1997 when they were bought by Citi.  With time, we expect to use Phibro’s excellent reputation in the Middle East and elsewhere to enhance our position in the region.

•                  Property acquisition activity has picked up recently.  We expect to close several hundred million dollars of property acquisitions in the fourth quarter.

•                  California Exploration – Excluding the Kern County discovery discussed in last quarter’s conference call, over the course of little over a year, we have drilled 36 exploration wells seeking non-traditional hydrocarbon bearing zones in California.  Of these wells, 11 are commercial and 10 are currently being evaluated.  We expect to drill an additional 7 exploration wells in 2009.  Occidental holds 1.1 million acres of net fee minerals and leasehold in California, which have been acquired in the last few years to exploit these opportunities.  Discoveries similar to the Kern County discovery are possible in this net acre position.  Additionally, we continue to pursue shale production which is expected to produce oil on this acreage.

•                  The Kern County discovery, which is near Elk Hills, is not below any producing zones.  In this area, we are currently producing from 10 wells approximately 105 million cubic feet of gas and 8,500 barrels of liquids per day, which is 8,700 BOE per day higher production from what we disclosed last quarter.  Cumulative gross production since the start of production through the end of September 2009 has been 8.5 billion cubic feet of gas and 765,000 barrels of liquids.  All of this production comes from conventional zones.  While there is oil production from shale zones in this area, the bulk of the future production will come from conventional wells.  During 2009, we expect to drill an additional 11 wells.  In the next two quarters, the focus of our drilling will be on oil wells as we seek to further define the oil zone.

•                  Copies of the press release announcing our third quarter earnings and the Investor Relations Supplemental Schedules are available on our website at www.oxy.com or through the SEC’s EDGAR system.

Now we’re ready to take your questions.